ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) made as of this 31st day of January, 2007 (the “Effective Date”), by and among Edentify, Inc. (“Edentify”), a Nevada corporation with its principal address at 74 W. Broad Street, Suite 350, Bethlehem, PA 18018, Zelcom Group, LLC (“Zelcom”), a limited liability company formed under the laws of the State of Illinois, with its principal address at 1821 Walden Office Square, Suite 400, Schaumburg, IL 60173, and all of its members, consisting of Robert Zelikson (“Zelikson”), Greg Fasana (“Fasana”) and Matthew Komos (“Komos”). Collectively, Zelikson and Fasana shall be referred to hereinafter as the “Zelcom Principals.”

INTRODUCTION

WHEREAS, Zelcom is a professional services firm engaged in risk management assessment consulting for businesses;

WHEREAS, Edentify is a corporation that is engaged in providing businesses with information-based and technology based services used in the detection and prevention of identity fraud desiring to acquire all of the outstanding capital and voting interests in Zelcom;

WHEREAS, Zelikson and Fasana own all the capital and voting interests in Zelcom; and

WHEREAS, Zelikson and Fasana desire to exchange (the “Exchange”) all of their membership interests in Zelcom for an aggregate of 750,000 shares of the common stock of Edentify (hereinafter, collectively, the “Edentify Shares”) to be issued in accordance with the provisions of paragraph 2.1 of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, do mutually agree as follows:

ARTICLE I
DEFINITIONS, DISCLOSURE SCHEDULE

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated below:

“Contract” shall mean any agreement, contract, license, indenture, lease, mortgage, license, plan, arrangement, commitment or instrument including any note or other debt instrument (whether written or oral).

“Edentify Disclosure Documents” shall refer to the disclosures made by Edentify in the SEC Filings (as hereinafter defined) as well as the Schedule of Exceptions (as hereinafter defined).

“Enforceability Exceptions” shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“GAAP” shall refer to generally accepted accounting principles as applicable in the United States.

“Knowledge “ shall mean with respect to a party’s awareness of the presence or absence of a fact, event or condition (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised sound discretion in the management of his own affairs.

“Laws” shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, policies and other requirements of the United States and other jurisdictions to which Zelcom and Edentify, as applicable, are subject,.

“Liabilities” shall mean any indebtedness, liability, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Material Adverse Effect” or “Material Adverse Change” with respect to a party means an adverse change which would in the aggregate have material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects on a consolidated or combined basis of such party.

“Obligations” shall mean, with respect to Edentify, all liabilities, debts, amounts due, or contracts existing as of the Closing and any claims or causes of action arising out of or as a result of actions taken prior to Closing, as well as any and all expenses and costs related thereto.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or governmental entity.

“Schedule of Exceptions” shall mean the schedule that may be attached to and made part of this Agreement containing any exceptions to any representations made in this Agreement, which such schedule shall be organized into paragraphs corresponding to the sections of this Agreement.

“SEC Filings” shall mean all registration statements filed by Edentify pursuant to the Securities Act or reports filed by Edentify pursuant to the Securities Exchange Act since July 31, 2005.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Subsidiary” shall refer to any corporations or other entities in which a Person has a majority interest or which is otherwise controlled by such Person.

“Taxes” shall mean any income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon.

“Transactions” shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party, including, without limitation, the Exchange.

“Zelcom Disclosure Documents” shall refer to the disclosures made by Zelcom in the Schedule of Exceptions (as hereinafter defined).

ARTICLE II
THE TRANSACTIONS

2.1 The Exchange.

(a)	On the Closing Date (as defined in Section 2.8), Zelikson, Fasana and Komos shall receive stock certificate(s) issued by Edentify as follows (hereinafter, the “Edentify Closing Shares”):

# shares

Zelikson	178,125
Fasana	178,125
Komos	18,750.

In the event that, prior to the end of the second anniversary of the Closing Date, any of Zelikson, Fasana or Komos (a) voluntarily terminates his employment with Zelcom or (b) is terminated for cause, each agrees that his Edentify Closing Shares shall be cancelled by the Company and hereby appoints the Chief Executive Officer or General Counsel of the Company as his attorney-in-fact for purposes of effecting such cancellation.

(b)	Upon Zelcom achieving at least break-even on a cash flow basis for a full 12-month period as evidenced by its audited financials for such period , Zelikson, Fasana, and Komos shall receive stock certificate(s) issued by Edentify as follows (hereinafter, the “Edentify Additional Shares”):

# shares

Zelikson	178,125
Fasana	178,125
Komos	18,750.

(c)	On the Closing Date (as defined in Section 2.8), Zelikson, Fasana and Komos shall transfer to Edentify 100% of the membership interests in Zelcom.

2.2 Minimum distributions to Zelcom Principals. The Zelcom Principals shall also be entitled to a twenty-five percent (25%) Profits Interest in the operations of Zelcom. For purposes of this Agreement, the Profits Interest shall include net profit resulting from normal operations and accounting for all intercompany projects, for this purpose, at cost and shall be cumulative and determined at the end of each calendar year of operations, and shall be payable only when and to the extent that the aggregate cumulative amount of income generated exceeds all aggregate cumulative losses incurred after Closing. For purposes of calculating the Profits Interest, any inter-company projects (i.e. between Edentify and Zelcom) shall have a twenty percent (20%) profit margin imputed. Any Profits Interest due shall be paid during the first quarter of the succeeding year. Any net losses shall be accumulated and set off against future net profits

2.3 Edentify Funding of Zelcom. Subject to, as necessitated by, and following the approval of Zelcom’s business plan by Edentify, Edentify will provide $500,000.00 in capital funding to promote Zelcom’s business and operations, for the first six (6) months after Closing in accordance with such business plan to be deposited into the operating bank account of Zelcom as follows, with each payment subject however, to Zelcom having not exceeded expenditures set forth on the pre-closing budget attached hereto as Exhibit “A” (hereinafter, the “Pre-Closing Budget”) by more than 10% through the relevant period without the prior written agreement of Edentify: (i) $150,000 at Closing; (ii) $150,000 no later than sixty (60) days after Closing, (iii) $100,000 no later than one hundred twenty (120) days after Closing provided however, that such deposit will be conditioned upon Zelcom achieving 75% of the revenue projections set forth on the Pre-Closing Budget and (iv) $100,000 no later than one hundred eighty (180) days after Closing, provided however, that such deposit will be conditioned upon Zelcom achieving 80% of the revenue projections set forth on the Pre-Closing Budget, as revised by Zelcom, provided further that such revision is delivered to Edentify no later than ninety (90) days after Closing and approved by Edentify. For purposes of this Agreement and the determination of whether Zelcom has exceeded expenditures, the Pre-Closing Budget shall be deemed to be presented on a cash basis and the calculation of whether the 10% benchmark has been met shall be on a cash basis. From time to time, during the eighteen (18) months after Closing, Edentify, in its sole discretion and subject to conditions mandated by Edentify, may make additional capital contributions to Zelcom for working capital purposes.

2.4 Intercompany Pricing Agreement. At Closing, the parties shall enter into an Intercompany Pricing Agreement in respect of all work done by Zelcom for clients of Edentify.

2.5 Employment of Zelcom Principals. At Closing, Edentify will cause Zelcom to execute employment agreements with each of the Zelcom Principals in substantially the form attached hereto as Exhibit “B.”

2.6 Warrants to Zelcom Principals. At Closing, each of the Zelcom Principals shall receive warrants (the “Warrants”) expiring three years from the date of Closing with an exercise price of $1.00 per share to acquire the number of shares of common stock of Edentify, as follows:

Robert Zelikson	500,000
Greg Fasana	500,000.

The Warrants shall be in substantially the form attached hereto as Exhibit “C.” In the event that, prior to the end of the second anniversary of the Closing Date, either Zelikson or Fasana (a) voluntarily terminates his employment with Zelcom or (b) is terminated for cause or, he shall forfeit the right to exercise any Warrants granted to him pursuant to this paragraph and such Warrants shall be cancelled with no further action of either party.

2.7 Closing. The closing of the Exchange contemplated hereby (the “Closing”) shall be held on the next business day after the parties have made the deliveries required in Article 3 of this Agreement. The Closing shall be held at such place and at such time as the parties may mutually agree but in no event later than January 31, 2007 at the offices of Edentify and may be effected by the exchange of fax copies or overnight delivery of executed documents by the respective parties. The date upon which such Closing shall occur shall be referred to as the “Closing Date.”

ARTICLE III
CLOSING DELIVERIES

3.1 Closing Deliveries by Zelcom. At the Closing, in addition to documents referred to elsewhere herein, Zelcom shall deliver to Edentify in a form reasonably satisfactory to Edentify and its counsel:

(1) the Unanimous Written Consent of the members of Zelcom Group, LLC to transfer all of the membership interests and all right, title and interest in Zelcom to Edentify; and

(2) Such other documents as Edentify or its counsel may reasonably request.

3.2 Closing Deliveries by Edentify. At Closing, in addition to documents referred to elsewhere, Edentify shall deliver to Zelcom, from Edentify or other third parties, including officers of Edentify, in a form reasonably satisfactory to Zelcom and its counsel:

(1) Certified copies of resolutions of the Board approving the Exchange and all related transactions and documents as of the date of execution hereof;

(2) Share certificates to each of the Zelcom Principals evidencing the Edentify Closing Shares;

(3) the Warrants; and

(4) Employment Agreements for the Zelcom Principals as required by paragraph 2.8 of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EDENTIFY

Except as set forth in the Edentify Disclosure Documents, Edentify makes the following representations and warranties to Zelcom on and as of the date hereof with the knowledge and understanding that Zelcom is relying materially upon such representations and warranties.

4.1 Organization and Standing of Edentify. Edentify is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Edentify has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each jurisdiction where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Certificates of Incorporation and By-laws of Edentify as amended to date, and made available to Zelcom, are true and complete copies of those documents as now in effect.

4.2 Authority. This Agreement constitutes, when executed and delivered by Edentify in accordance herewith, the valid and binding obligations of each of them, enforceable in accordance with its respective terms, subject to the Enforceability Exceptions.

4.3 No Conflict. The execution and performance of this Agreement and any other agreements contemplated hereby will not (i) conflict with or violate the Articles of Incorporation or the by-laws of Edentify or (ii) violate in any material respect any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Edentify is a party..

4.4 Compliance With Law-General. Edentify materially complies with material Laws applicable to them.

4.5 Consents. Except as may be required by federal securities laws and regulations, no authorization, license, franchise, approval, order or consent of, and no registration, declaration or filing by Edentify with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with the execution, delivery and performance of this Agreement, and consummation of the Transaction.

4.6 No Commissions. Edentify has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

4.7 Accuracy of Representations. None of the representations or warranties contained in this Agreement, including the Edentify Disclosure Documents, contains, or will contain at the Closing Date, any false or misleading statement, or omits, or will omit at the Closing Date, any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ZELCOM AND ZELCOM PRINCIPALS

Except as set forth in the Zelcom Disclosure Documents, Zelcom and the Zelcom Principals, jointly and severally (except with respect to sections 5.4 and 5.5) represent and warrant to, and agree with, Edentify as follows as of the date hereof with the knowledge and understanding that Edentify is relying materially upon such representations and warranties:

5.1 Organization and Standing of Zelcom. Zelcom is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign entity in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect.

5.2 Subsidiaries. Except as set forth in the Zelcom Disclosure Documents, Zelcom has no Subsidiaries and no interest in any other corporation, partnership, joint venture or other entity.

5.3 Capitalization. The total membership interests of Zelcom consist of 47.5 % owned by Zelikson, 47.5% owned by Fasana and 5.0% owned by Komos. The shares of common stock of Zelcom that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Except as set forth in this paragraph 5.3, there are no outstanding (a) options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of Zelcom, (b) obligations of Zelcom, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, (c) debt or equity securities directly or indirectly convertible into any equity securities of Zelcom or (d) any operating agreements, options, rights of first refusal or other similar rights with respect to the capital or voting interests of Zelcom. Further, except as required in this Agreement, prior to the Closing Date, Zelcom will take no action to authorize the issuance of any options, warrants, stock rights, stock dividends, or any securities convertible into membership interests in Zelcom.

5.4 Ownership/Title. Zelikson and Fasana are the sole record and beneficial owners of all of the membership interests of Zelcom free and clear of all liens and encumbrances and claims of any kind. Upon execution of this Agreement and delivery at Closing of the certificates for the Edentify shares and rights to shares pursuant to the Exchange, Edentify shall receive marketable title to such shares free and clear of all Liens and encumbrances and claims of third parties.

5.5 Investment Purpose. Zelikson and Fasana each hereby represents, warrants and agrees that he will be acquiring the shares of Edentify to be received by him, for investment, for his own account, and not with a view to the distribution of the Edentify shares. In such connection, Zelikson and Fasana each further represents and warrants that he understands that Edentify is issuing the Edentify shares that he is designated to receive, to him in reliance upon an exemption from the registration requirements pursuant to Section 5 of the Securities Act and the rules and regulations thereunder. Zelikson and Fasana each agrees that the Edentify Shares may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by him unless Edentify shall have been supplied with evidence satisfactory to it and its counsel that such transfer is not in violation of the Securities Act. Furthermore, each of Zelikson and Fasana understands that the certificates for the Edentify shares shall bear an appropriate restrictive legend to reflect the foregoing restrictions and that stop transfer instructions will be placed against the Edentify shares with respect thereto. Zelikson and Fasana each consents to the placing of such legend on the certificates for the Edentify shares.

5.6 Governmental Approval; Consents. Except as may be required by federal securities laws and regulations, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Zelcom with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with the execution, delivery and performance of this Agreement and consummation of the transaction. No Consents of any other parties are required to be received by or on the part of Zelcom to enable it to enter into and carry out this Agreement.

5.7 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by Zelcom in accordance herewith, the valid and binding obligations of Zelcom enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

5.8 Financial Documents. The financial statements provided to Edentify are true and complete copies of the financial statements of Zelcom. These financial statements (i) have been prepared from the books and records of Zelcom are complete and correct and fairly reflect, in each case in all material respects, the financial condition and results of operations of Zelcom as of the dates and for the periods indicated thereon. The books and accounts of Zelcom have been maintained in all material respects in accordance with sound business practices. Zelikson and Fasana shall promptly cooperate with Edentify to ensure that the books and records of Zelcom may be integrated into those of Edentify and where required, shall provide any assistance necessary so that all transactions entered into by Zelcom prior to Closing may be recorded by Edentify in accordance with GAAP.

5.9 Liabilities. Zelcom has no material Liabilities other than (i) Liabilities fully and adequately reflected or reserved against on the balance sheet provided to Edentify or (ii) Liabilities incurred since the date of the balance sheet provided to Edentify in the ordinary course of the business of Zelcom or to be insured in connection with this transaction and any related transaction.

5.10 Compliance With Law-General. Zelcom materially complies with material Laws applicable to them.

5.11 Employees/Benefit Plans. Except as set forth in the Zelcom Disclosure Documents, Zelcom has never maintained or contributed to any employee benefit plan, or any equity purchase plan, option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of legally binding nature in the form of an informal understanding. With respect to the plans, the laws as applicable, have been fulfilled in all material respects and no event has occurred nor does any condition exist which would subject Edentify to any material penalty, excise tax or liability. There are no pending or threatened claims against Zelcom or the Zelcom Principals by any current or past employees of Zelcom.

5.12 Litigation/Liens. There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting Zelcom before or by any court, arbitrator or governmental agency or authority. There are no decrees, judgments, injunctions, liens or orders of any court, governmental department, agency or arbitration outstanding against Zelcom.

5.13 No Commissions. Zelcom has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

5.14 Accuracy of Representations. None of the representations or warranties contained in this Agreement, including the Zelcom Disclosure Schedule, contains, or will contain at the Closing Date, any false or misleading statement, or omits, or will omit at the Closing Date, any fact or statement necessary to make the other statements or facts set forth herein or therein not false or misleading.

ARTICLE VI
POST CLOSING OBLIGATIONS

6.1 Indemnification by Zelcom Principals. For a period of two (2) years following the Closing Date, Zelikson and Fasana hereby agree, jointly and severally, to indemnify, defend and hold Edentify and its directors, officers, managers, shareholders, partners, members, employees and agents (each, an “Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that Edentify may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by its directors, officers, or principals in this Agreement.

6.2 Cooperation. To the extent that any bank accounts, books, records, or other documents are maintained in the name of Zelcom following Closing, Zelcom and the Zelcom Principals shall fully and timely cooperate and comply with all requests by Edentify for current copies of same, as well as any requests by Edentify, from time to time, for accounting and other reports or budgets. Further, Zelcom shall not retain the services of any employees, consultants or other staff, or otherwise encumber Zelcom for obligations exceeding 5% of net income of Zelcom, individually or in the aggregate, without the written consent of Edentify.

6.3 Further Assurances. The Zelcom Principals shall promptly execute all other documents requested by Edentify to transfer control of property and accounts owned by Zelcom to Edentify and to otherwise effectuate the provisions of this Agreement.

6.4 Right of First Refusal. The Zelcom Principals shall be entitled to a right of first opportunity to reacquire the Zelcom operation from Edentify in the event Edentify’s Board of Directors should ever elect to sell or transfer all or substantially all of the assets or stock of Zelcom. Likewise, in the event of such a decision, the Zelcom Principals shall also have the right of first refusal to match any other offer proposed by any third party acquirer of Zelcom. Finally, in the event Edentify should ever liquidate or otherwise cease operations, then the Zelcom Principals shall have both a right of first opportunity any right of first refusal to acquire the business and assets of Zelcom.

ARTICLE VII
MISCELLANEOUS

7.1 Expenses. Each party shall bear its own costs in respect of the Transactions.

7.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of Zelcom, Edentify, Zelikson or Fasana pursuant hereto, or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by Zelcom, Edentify, Zelikson or Fasana, as the case may be, hereunder. All representations, warranties, and covenants made by Zelcom, Edentify, Zelikson or Fasana in this Agreement, or pursuant hereto, including, without limitation, the indemnification by the Zelcom Principals, shall survive the Closing, but shall terminate two (2) years from the Closing Date.

7.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party or parties. Any attempted assignment in violation of this section 7.3 shall be void and ineffective for all purposes. In the event of an assignment permitted by this section 7.3, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

7.4 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) or with respect of notices from the United States sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

(a) If to Zelcom: Zelcom Group, LLC

1821 Walden Office Square

Suite 400
Schaumburg, IL 60173

Attn: Robert Zelikson

Fax No.: (847) 303-1121

With a copy to:	Wildman, Harrold, Allen & Dixon, LLP 2300 Cabot Drive, Suite 455 Lisle, Illinois 60532-3639

Dean Leffelman, Esquire
Fax No.: (630) 955-0662

(b)	If to Edentify: Edentify, Inc.

74 W. Broad Street, Suite 350

Bethlehem, PA 18018

Attn: Terrence DeFranco

Fax No.: (610) 814-6836

With a copy to:	Kenneth R. Vennera, Esq. General Counsel Fax No.: (610) 814-6836

All such notices shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address by hand, if personally delivered; or sent by facsimile transmission provided such transmission has been confirmed as sent, (ii) the third (3rd) business day following the date deposited with the United States Postal Service, or (iii) the next business day after shipment overnight by recognized courier service.

9.5 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof.

9.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

9.7 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

9.8 Entire Agreement. This Agreement, including any exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended, waived or changed except in writing, signed by the party to be bound thereby.

9.9 Waiver of Jury Trial. Each of the parties hereto expressly waives its right to a jury trial with respect to any such suit, litigation or other judicial proceeding.

9.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

9.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the Effective Date.

EDENTIFY, INC.

By: /s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer

ZELCOM GROUP, LLC

By: /s/ Robert Zelikson
Name: Robert Zelikson
Title: Manager

and

By: /s/ Gregory Fasana
Name: Gregory Fasana
Title: Manager

INDIVIDUALLY WITH RESPECT TO
ARTICLES V AND VI ONLY:

/s/ Robert Zelikson
ROBERT ZELIKSON

/s/ Gregory Fasana
GREGORY FASANA

INDIVIDUALLY WITH RESPECT TO SECTION 2.1 ONLY:

/s/ Matthew Komos
MATTHEW KOMOS